EXHIBIT 99.1

Palatin Completes $20 Million Equity and $10 Million Debt Financings

CRANBURY, NJ and FARMINGTON, CT – December 24, 2014 – Palatin Technologies, Inc. (NYSE MKT: PTN), a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential, today announced that it has closed on a private placement of 2,050,000 shares of its common stock and Series C warrants to purchase 24,949,325 shares of its common stock.  Funds under the management of QVT Financial LP invested $10 million and another accredited investment fund also invested $10 million. The funds paid $0.75 for each share of common stock and $0.74 for each Series C warrant, resulting in gross proceeds to Palatin of $20 million, with net proceeds, after deducting estimated offering expenses, of approximately $18.6 million.

Palatin also announced the closing of a $10 million venture loan led by Horizon Technology Finance Corporation (NASDAQ: HRZN). The debt facility, which includes an interest-only payment period for the first eighteen months, is a four year senior secured term loan that bears interest at a floating coupon rate of one-month LIBOR (floor of 0.50%) plus 8.50%. The lenders also received Series D warrants to purchase 666,666 shares of Palatin’s common stock.

“We believe this combination of equity and debt satisfies our funding needs at an attractive cost of capital,” said Stephen T. Wills, Chief Financial Officer and Chief Operating Officer of Palatin. “With these transactions, we have sufficient funding to achieve a number of key milestones in calendar years 2015 and 2016.”

Palatin intends to use the proceeds from the financings for general corporate purposes and working capital, including its bremelanotide phase 3 clinical trial program for female sexual dysfunction, preclinical and clinical development of its melanocortin receptor-1 peptide program, PL-3994 natriuretic peptide advancement, and development of other portfolio products.

The Series C warrants are exercisable at an initial exercise price of $0.01 per share, exercisable immediately upon issuance and expire on the tenth anniversary of the date of issuance.  The Series C warrants are subject to limitation on exercise if QVT and its affiliates would beneficially own more than 9.99% (4.99% for the other accredited investment fund holder) of the total number of Palatin’s shares of common stock following such exercise.

The Series D warrants are exercisable at an initial exercise price of $0.75 per share, exercisable immediately upon issuance and expire on the fifth anniversary of the date of issuance.
The securities offered and to be sold by Palatin in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements. Palatin has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement and issuable upon exercise of the Series C warrants.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Palatin Technologies
Palatin Technologies, Inc. is a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Palatin's strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information, please visit Palatin’s website at http://www.palatin.com.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-looking Statements
Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about the prospects of entering into one or more license agreements in European countries or other regions relating to bremelanotide, potential clinical trial results with bremelanotide, potential actions by regulatory agencies in the United States or Europe relating to bremelanotide, regulatory plans, development programs and the market potential of bremelanotide are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, the ability of Palatin to enter into one or more agreements relating to the commercialization of bremelanotide, results of nonclinical, preclinical and toxicology studies, result of clinical trials, regulatory actions by the FDA and other regulatory agencies and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

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Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
Chief Operating Officer / Chief Financial Officer
Tel: (609) 495-2200 / info@palatin.com

Palatin Technologies Media Inquiries:
Paul Arndt, MBA, LifeSci Advisors, LLC
Managing Director
Tel: (646) 597-6992 / Paul@LifeSciAdvisors.com

Horizon Technology Finance Inquiries:
The IGB Group
Matt Steinberg / Leon Berman
Tel: (212) 477-8261 / (212) 477-8438
msteinberg@igbir.com / lberman@igbir.com

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